Exhibit 99.1

Global Net Lease Successfully Closes Sale of McLaren Campus for £250 Million

▪      Strategically Reconstitutes GNL’s Top Ten Tenants

NEW YORK – December 23, 2025 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today the successful closing of the sale of the McLaren Campus – a three-building, 840,000-square-foot property located in Woking, Surrey, England – for £250 million at a 7.4% cash cap rate. The sale generated an approximate £80 million gain compared to GNL’s original purchase price, reflecting effective execution on GNL’s capital recycling strategy.

“We’re pleased to complete the sale of the McLaren Campus, which is another important step in the continued execution of our strategic initiatives, including reducing our exposure to the automotive industry,” said Michael Weil, CEO of GNL. “This disposition meaningfully strengthens our balance sheet by lowering leverage, giving us added flexibility to consider a range of strategic options, including share repurchases and acquisitions. This transaction demonstrates the strong progress we’re making across the business, and we look forward to carrying this momentum into 2026.”

Strategic Highlights of the McLaren Campus Sale

▪	Completion of Strategic Disposition Program: This transaction effectively concludes the Company’s previously announced disposition program – which has generated approximately $3.3 billion in non-core asset sales over 23 months – and marks the transition to the next strategic phase, focused on prudently driving earnings growth.

▪	Significant Leverage Reduction: GNL plans to use a significant portion of the net sale proceeds to meaningfully reduce outstanding debt, which will strengthen its investment-grade balance sheet. The transaction will expand liquidity and increase capacity on GNL’s Revolving Credit Facility, giving the Company added flexibility and ample dry powder to pursue attractive opportunities, which could include share repurchases, acquisitions, or a combination of the two, that could drive long-term earnings growth while maintaining a disciplined balance sheet.

▪	Attractive Return: GNL’s sale of the McLaren Campus for £250 million – roughly £80 million more than the purchase price paid in April 2021 – highlights meaningful value creation driven by disciplined strategic execution. The 210 basis-point cash cap rate compression to 7.4% from the 9.5% acquisition cash cap rate reflects the effectiveness of GNL’s investment and capital allocation strategy.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by the Company is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

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